EXHIBIT 10.1

COLLABORATIVE AGREEMENT

This Collaborative Agreement (the "Agreement") is made between The University of Texas at El Paso, ("University"), an institution of The University of Texas System ("System"), and Premier Biomedical, Inc., a corporation with its place of business at: 10805 Fallen Leaf Lane Port Richey, FL 34668 ("Company").

RECITALS

A. University and Company (hereafter collectively called “parties”) are each pursuing various aspects of research in the field of Apheresis Selective Depletion of Small Reactive Molecules and Pathogens that Involves a Novel Treatment of the Pathophysiologic Basis of Diseases such as Alzheimer's Disease, Traumatic Brain Injury (TBI), Chronic Pain Syndrome, Fibromyalgia, Multiple Sclerosis, Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig's disease), Blood Sepsis, Cancer, Heart Attacks and Strokes" ("Field").

B. Parties desire to collaborate for the purpose of further developing the technology within the Field and Company is willing to sponsor University's research.

C. Company desires to obtain certain rights to patents and technology resulting from the research.

D. University is willing to grant certain rights to patents and technology that may result from the research collaboration.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1. EFFECTIVE DATE

This Agreement shall be effective as of May 1, 2012 (the "Effective Date").

2. RESEARCH PROGRAM

a.
All Research Programs arising out of this Agreement will be negotiated separately (hereafter referred to as “R&D Program Agreement”) in regards to scope of work, funding/costs, and performance period.  Company must approve in writing each R&D Program prior to University conducting any research utilizing Company’s Background IP. University will use its own and other facilities, as appropriate, and its reasonable best efforts to conduct R&D Programs in the Field. University’s primary R&D programs are under the direction of Dr. Robert Kirken or his successor as mutually agreed to by the parties (the "Principal Investigator"). Initially, the R&D Program will involve research dealing with Alzheimer's, TBI and Cancer treatments. Afterwards, other diseases will be addressed by mutual agreement of the University and the Company.  The initial R&D Program will be detailed within ninety (90) days after the Effective Date.

b.
The Research Program shall be carried out from the Effective Date through and including five (5) years (the "Research Program Term"). The parties may extend the Research Program under mutually agreeable terms.

c.
Company understands that University's primary mission is education and advancement of knowledge and R&D Programs will be designed to carry out that mission. The design of R&D Programs shall be determined by mutual collaboration between the parties. The conduct of the R&D Program and any related outcomes shall be at the discretion of the University. University does not guarantee specific results.

d.
Company understands that University may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately and by different investigators from R&D Programs, and Company shall not gain any rights via this Agreement to other research.

e.
University does not guarantee that any intellectual property will result from Research Program, that any resulting intellectual property will be free of dominance by other's rights, including rights based on inventions made by other inventors in the System independently of the Research Program.

3. COMPENSATION

a.
Company will pay the University an amount equal to its expenditures and University’s negotiated overhead Facility and Administration (F&A) cost in conducting Research Programs.  Each R&D Program Agreement will consist of a budget reflecting financial consideration along with specifically designed project objectives and period of performance. Each R&D Program Agreement will be designed, proposed, negotiated, and finalized within sixty (60) calendar days after development of the scope of work of the specific project. Each R&D Program Agreement will be supported by an initial upfront payment of $3,000 from Company which shall be made within thirty (30) calendar days upon execution of each negotiated R&D Program Agreement. Subsequent payments shall be made on costs detailed in the Budget within thirty (30) calendar days after receipt of properly documented invoice issued by appropriate University authorities, where the initial upfront payment will be credited to Company.

b.
Company will make payments to The University of Texas at El Paso, referencing the Principal Investigator and R&D Program title, to the following address: Office of Research and Sponsored Projects, Administration Building, Room 209, El Paso, Texas 79968.

c.
The Principal Investigator may transfer funds within the budget as needed without Company's approval so long as the scope of work under the R&D Program remains unchanged. After termination in compliance with the provisions of Section 11, University will return to Company all uncommitted and unexpended funds. University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Company under this Agreement, subject to any express restrictions agreed to in writing between the Parties.

4. COMMUNICATION AND REPORTS

a.
The Parties designated representative for communications shall be Dr. Robert Kirken for University and Dr. Mitchell Felder for Company, or any other persons the Parties may designate in writing and with mutual consent ("Designated Representative").

b.
Parties agree to form a committee for periodic Intellectual Property review. The committee will meet from time to time as appropriate, to review Intellectual Property.  The committee shall be composed of Dr. Mitch Felder, a representative of the Company (currently Mr. William Hartman), three  (3)  representatives  from  the  University  (currently  Dr.  Robert  A. Kirken and Dr. Gary E. Williams; third representative to be determined) and the DoD (currently LTC Dr. Shawna Scully).   Committee members may change from time to time, depending on subject matter expertise and need to know.

c.
The University and Company will keep one another informed of the results of the work performed in connection with R&D Program, where each R&D Program Agreement will detail specific progress reporting requirements. The Principal Investigator of this Collaboration Agreement will submit an annual written summary progress and financial report of the R&D completed each year of this Agreement and submit a comprehensive final report within one hundred twenty (120) days after expiration or termination of the Agreement.

5. PUBLICITY

All public relations statements by either party relative to this Collaborative Agreement must have written approval, signed by each partys authorizing official prior to release, except as required by the Texas Public Information Act or other law or regulation. University, however, may acknowledge Company's support of R&D Program Agreements in scientific or academic publications or communications without Company's prior approval.In any such unrestricted public relation statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

6. PUBLICATION AND ACADEMIC RIGHTS

a.
The Principal Investigator has the right to publish or otherwise publicly disclose information gained in the course of an R&D Program. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, University will submit any prepublication materials to Company for review and comment at leastsixty (0) calendar days prior to planned submission for publication. Company shall notify University within thirty (30) days of receipt of such materials whether they describe any inventions or discoveries subject to the parties' rights under Section 8 of this Collaborative Agreement.University shall have the final authority to determine the scope and content of any publications but will respect Company’s review and comments of publication materials regarding premature public disclosure of patentable information.

b.
University investigators may discuss R&D Programs with other investigators for scientific or research purposes but shall not reveal information which is Company's Confidential Information under Article 7. If any joint inventions result from such discussion, University shall grant Company the rights set forth in Section 8, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, University shall, in good faith, exercise reasonable efforts to enable Company to obtain rights to the joint invention.

7. CONFIDENTIAL INFORMATION

a.
The parties may wish to disclose confidential information to each other in connection with R&D contemplated under an R&D Program Agreement ("Confidential Information"). Both parties will use reasonable efforts to prevent the disclosure of the other party's Confidential Information to third parties provided that the recipient party's obligation shall not apply to information that:

1. is not disclosed in writing or reduced to writing and marked with an appropriate confidentiality legend within thirty (30) calendar days after disclosure;

2. is already in the recipient party's possession at the time of disclosure;

3. is or later becomes part of the public domain through no fault of the recipient party;

4. is received from a third party having no obligations of confidentiality to the disclosing party;

5. is independently developed by the recipient party; or

6. is required by law or regulation to be disclosed.

b.
In the event that information is required to be disclosed pursuant to subsection (6) immediately above, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

8. PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS:

a.
Title to all inventions and discoveries made solely by University inventors resulting from the Research Program shall reside in University; title to all inventions and discoveries made solely by Company inventors shall reside in Company; title to all inventions and discoveries made jointly by University and Company inventors resulting from the Research Program shall reside jointly in University and Company, in accordance with the principles of the United States patent law.

b.
Background Intellectual Property (“Background IP”) means property and the legal right therein of either or both parties developed before or independent of this Agreement and any additional agreements arising out of this Agreement, including inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any information embodying proprietary data such as technical data and computer software.

c.
This Agreement shall not be construed as implying that either party hereto shall have the right to use Background IP of the other in connection with this Research Program except as otherwise provided hereunder.

1. The following Background IP of Company may be used non- exclusively and, except as noted, without compensation by University in connection with research or development activities for this Research Program: Provisional Patent Applications for Cancer (US61/525464) and Alzheimer's and TBI [Tauopathies (PCT/US12/35021)] are further described in Appendix A. Other Background IP of Company will be disclosed as appropriate.

2. The following Background IP of University may be used non-exclusively and, except as noted, without compensation by Company in connection with research or development activities arising from this Research Program (if "none" so state): none.

d.
University will disclose to Company any inventions or discoveries resulting from the Research Program as soon as possible after creation and reduction to practice. Company shall notify University within sixty (60) calendar days of receipt of disclosure whether:

1.  Company desires University to file patent applications on any invention, in which case Company shall reimburse all University patent application filing costs, including those for patentability opinions; or

2.  Company desires to use its own patent counsel to file patent applications, in which case Company shall be directly responsible for patent application filing but shall obtain University's prior approval of counsel, such approval shall not be unreasonably withheld, and of patent applications; or

3.  Company does not desire that a patent application be filed in which case the rights to such invention shall be handled in accordance with University policies with no further obligation in Company.

e.
 In consideration for the Collaborative Agreement and in anticipation of the positive outcomes of University's research, including potential patent license agreements, the Company agrees to pay to University 10% of all gross revenues associated with the sale, license and/or royalties of all products and services directly affiliated with R&D Programs, beginning on the Effective Date. Payments by the Company to the University would be quarterly and would be assured by Company’s audited financial reports using GAAP. However, as a result of the Company being in negotiation with the United States Department of Defense (“U.S. DoD)” to provide the resultant products and services developed from the Research Program at cost, Company will not pay University 10% of any gross revenue derived from the U.S. DoD in the event that an “at cost” agreement is reached between Company and U.S. DoD.

f.
With respect to inventions for which Company has agreed to file patent application or to reimburse University's costs for filing patent applications, University grants Company an option to negotiate an exclusive or non- exclusive, worldwide, royalty-bearing license to make, use or sell, under any invention or discovery owned wholly or partly by University and made or conceived and reduced to practice during the Term of this Agreement or within six (6) months thereafter and directly resulting from the Research Program. If Company elects an exclusive license, it will include a right to sublicense. Company shall have three (3) months from disclosure of any invention or discovery to notify University of its desire to enter into such a patent license agreement.

g.
Further definitions and details related to the licensing terms, including patent filing and patent prosecution expenses, and a $1,000 documentation fee and those rights subject to Federal Patent Policy, will be addressed in a subsequent patent license agreement, and the parties shall negotiate in good faith for a period not to exceed six (6) months after the notification by Company to enter into a patent license agreement, or such period of time as to which the parties shall mutually agree.

h.
If Company and University fail to enter into an agreement during that period of time, the rights to such invention or discovery shall be handled in accordance with University policies with no further obligation to Company.

i.	University investigators own copyright in their scholarly works. Scholarly works resulting from the Research Program are not subject to the terms of this Section 8.

9. LIABILITY

a.
Company agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Company of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Company's obligation to indemnify and hold harmless:

1. the negligent failure of University to substantially comply with any applicable governmental requirements; or

2. the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

b.
Both parties agree that upon receipt of a notice of claim or action arising out of the Research Program, the party receiving such notice will notify the other party promptly. Company agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of The Texas Attorney General, University agrees to cooperate with Company in the defense of such claim or action.

10. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing under separately negotiated agreements, executed by either party’s authorized officials.

11. TERM AND TERMINATION

a.	This Collaborative Agreement will remain in effect for a period identified in Section 2b. of this Agreement unless sooner terminated as provided below.

b.
This Collaborative Agreement may be terminated by either Party uponsixty (60) calendar day’s written notice to the other Party and a subsequent agreement to the terms of the termination by the other party. This Collaborative Agreement may also be terminated by either Party in the event of the failure or non-performance of the other Party to comply with the terms of this Agreement with appropriate notification of that failure and the opportunity to correct or rectify the failure in a reasonable timeframe. Both Parties agree to make their best effort to resolve disputes in good faith and avoid litigation between the Parties.

c.
Termination or cancellation of this Collaborative Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Upon termination, Company shall pay University for all expenses incurred, committed to be expended, or uncancellable obligations on the R&D Program Agreements.

d.
In the event there is at least a 50% change of ownership of Company, the University has the option of continuing or terminating this Collaborative Agreement. If University chooses to terminate this Agreement, ten percent (10%) of the value of the technology represented and derived from the R&D Program Agreements would be paid to the University.  If the methodology to determine the value is not completed within six (6) months, the value will be 100% of the purchase price.

e.
In the event that Company does not provide funding for the anticipated R&D Program Agreements within sixty (60) calendar days after receipt of duly issued invoice issued by University authorized Accounting Office, University may at its sole discretion terminate this Collaborative Agreement and all other agreements that may arise out of this Collaborative Agreement by providing written notice of termination for cause to Company.

f.
Provision 8(e) of this Agreement shall extend beyond the termination of this Agreement and shall remain in effect for a total period of twenty-five (25) years from the Effective Date. Additionally, any other provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

12. ATTACHMENTS

Attachments are incorporated herein and made a part of this Agreement for all purposes.

13. GENERAL

a.
This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Company may assign this Agreement to any purchaser or transferee of all or substantially all of Company's assets or stock upon prior written notice to University, and University may assign its right to receive payments hereunder.

b.
This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

c.
Any notice required by this Agreement by Articles 8, 9, or 11 shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of University to:

The University of Texas at El Paso
Office of Research and Sponsored Projects
Administration Building, Room 209
500 W. University
El Paso, Texas 79968
Phone: 915-747-5680
Attn: Dr. Roberto Osegueda, Vice President for Research

or in the case of Company to:

Premier Biomedical, Inc.
10805 Fallen Leaf Lane
Port Richey, FL 34668
Phone: (814) 786-8849
Attn: William A. Hartman, CEO

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

d.
Notices and other communications regarding the day-to-day administration and operation of this Collaborative Agreement shall be mailed (or otherwise delivered), and addressed in the case of University to:

The University of Texas at El Paso
Office of Research and Sponsored Projects
Administration Building, Room 209
500 W. University
El Paso, Texas 79968
Attn: Susan Avena
Email:  savena@utep.edu
Phone: 915-747-7007

or in the case of Company to: Premier Biomedical, Inc.
10805 Fallen Leaf Lane
Port Richey, FL 34668
Email: williamhartman@aol.com
Phone: (814) 786-8849

e.
Notices and other communications regarding the day-to-day administration and operation of R&D Program Agreements shall be mailed (or otherwise delivered) and addressed in the case of University to:

The University of Texas at El Paso
Office of Research and Sponsored Projects
Administration Building, Room 209
500 W. University
El Paso, Texas 79968
Attn: Teresa Almengor Email: talmengor@utep.edu Phone: 915-747-5745 or in the case of Company to:

Premier Biomedical, Inc. 10805 Fallen Leaf Lane Port Richey, FL 34668 Email:williamhartman@aol.com Phone: (814} 786-8849

e.	This Agreement shall be governed by, construed, and enforced in accordance with the Laws and Constitution of the State of Texas.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PREMIER BIOMEDICAL,INC.	THE UNIVERSITY OF TEXAS AT EL PASO

/s/ William A. Hartman	/s/ Richard Adauto
William A. Hartman	Richard Adauto
CEO	Executive Vice President
Date: 05/07/12	Date: 05/09/12